Exhibit 99.1
INTERNATIONAL GAME TECHNOLOGY
REPORTS FOURTH QUARTER
AND FISCAL YEAR 2006 RESULTS
     (Reno, NV — November 7, 2006) — International Game Technology (NYSE: IGT) announced today operating results for the fourth quarter and fiscal year ended September 30, 2006.
     Fourth quarter net income totaled $114.9 million or $0.33 per diluted share versus $105.4 million or $0.30 per diluted share in the same quarter last year. The fourth quarter was negatively impacted by certain items totaling $5.5 million, after tax, ($0.02 per diluted share) as detailed in operating expenses later. The prior year fourth quarter was negatively impacted $9.5 million, after tax, ($0.03 per diluted share) due to the Gulf Coast hurricanes.
     Net income for the fiscal year ended September 30, 2006 increased to $473.6 million or $1.34 per diluted share compared to $436.5 million or $1.20 per diluted share in the prior year.
Fourth quarter financial highlights:
•	Total revenues of $638.7 million, up 5%, and record total gross profit up 21% over the prior year

•	Record gaming operations revenues of $333.8 million, up 9%, and gross profit up 28%

•	Product sales revenues of $304.9 million, up 2%

•	Record non-machine revenues of $93.5 million, up 11%

•	Fully diluted earnings per share of $0.33, up 10%
Fiscal year financial highlights:
•	Record total revenues of $2.5 billion, up 6%, and record related gross profit up 15% from the prior year

•	Product sales revenues of $1.3 billion, up 7%

•	Record non-machine related revenues of $363.5 million, up 16%

•	Record gaming operations revenues of $1.2 billion, up 4%, and record related gross profit up 19%

•	Record Adjusted EBITDA totaling $997.5 million, up 12%

•	Fully diluted earnings per share of $1.34, up 12%

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

     “Strong fourth quarter results capped off a successful year for IGT, led by record revenue and gross profit in gaming operations and 16% year-over-year growth in non-machine sales,“ said Chairman and CEO TJ Matthews. “Our margins expanded, Adjusted EBITDA reached a record of just under $1.0 billion, and we returned nearly $600 million to shareholders in the form of stock repurchase and dividends in fiscal 2006. Our ability to thrive in spite of a sluggish year for new or expanding domestic markets is the result of our industry-leading product development, expansion in non-traditional and international markets, and the commitment of our 5,200 employees worldwide.“
Gaming Operations
     Fourth quarter revenues and gross profit from gaming operations reached a record $333.8 million and $197.0 million, respectively, compared to $307.6 million and $154.3 million in the prior year quarter. For the fiscal year ended September 30, 2006, record revenues and gross profit from gaming operations grew $52.9 million and $115.9 million, respectively, from the prior year.
     Fourth quarter gaming operations gross margins grew to 59% compared to 50% in the prior year. Margins in the prior year quarter were negatively impacted by asset obsolescence charges of $18.1 million. On an adjusted basis, current year margins improved primarily as a result of decreased jackpot expense and the continued success of our low-denomination and multi-level progressive games. Gross margins for the full year were 58% versus 51% in the prior year.
     The installed base of recurring revenue machines ended the quarter and the year at a record 49,600 units, an increase of 10,800 units from the prior year and 3,400 units from the immediately preceding quarter. Year-over-year growth was primarily the result of incremental lease operations placements in Mexico, New York and Delaware, and incremental casino operations placements in Oklahoma, California, Alabama and Florida. Sequential installed base growth occurred primarily in the lease operations markets of Mexico, Delaware and New York, and the casino operations markets of Oklahoma and California.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Product Sales

	Quarters Ended		Years Ended
	September 30		September 30
	2006	2005	2006	2005

Revenues (in millions)
North America	$209.1	$160.3	$804.4	$708.9
International	95.8	139.7	455.9	472.0

Total	$304.9	$300.0	$1,260.3	$1,180.9

Gross Margin
North America	57%	52%	55%	54%
International	42%	41%	44%	42%
Total	52%	47%	51%	49%

Units Shipped
North America	11,700	10,200	51,100	50,500
International	10,700	29,700	60,900	91,400

Total	22,400	39,900	112,000	141,900
     Fourth quarter worldwide product sales revenues and gross profits totaled $304.9 million and $160.0 million, respectively, compared to $300.0 million and $141.4 million in the prior year. Record non-machine revenues of $93.5 million increased 11% from the prior year and comprised 31% of total product sales revenues. Consolidated gross margins in the current quarter were 52% versus 47% in the prior year, primarily due to a greater mix of non-machine sales and a lower mix of international machine sales.
     Worldwide product sales revenues and gross profits for the fiscal year ended September 30, 2006 totaled $1.3 billion and $641.7 million, respectively, compared to $1.2 billion and $576.6 million in the prior year. Record non-machine revenues increased 16% to $363.5 million for the full year and comprised 29% of total product sales revenues. Non-machine revenue growth was driven primarily by higher gaming systems, parts and game theme conversion sales.
     North America product sales for the fourth quarter improved 30% compared to the prior year. Machine shipments increased 15% over the prior year primarily due to reconstruction efforts in the Gulf Coast region. North America non-machine revenues totaled $75.6 million, up 11% from the prior year quarter. North America

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

gross margins increased to 57% compared to 52% in the prior year quarter, mainly due to a stronger product mix.
     North America product sales revenue for the full year increased 13% on flat unit volumes. Non-machine revenues totaled $283.2 million, up 12% from the prior year. North America gross margins were 55% compared to 54% in the prior year. Revenue growth was driven by a more favorable mix of our AVP® TrimLine™ machines and increased non-machine revenues.
     Fourth quarter international product sales totaled $95.8 million compared to $139.7 million in the prior year. The prior year included the sale of 18,500 Regulation 4 units in Japan versus 1,900 Regulation 5 units in the current year. Lower volumes in Japan were the result of the current market transition from Regulation 4 games to more restrictive Regulation 5 games. Current quarter international gross margins were 42% compared to 41% in the prior year.
     International product sales revenue for the full year totaled $455.9 million compared to $472.0 million in the prior year. Lower shipments into Japan were partially offset by increased volumes in the UK, Australia, Asia and Latin America. International non-machine revenues increased 32% to $80.3 million. International gross margins improved to 44% over 42% in the prior year, mostly due to the lighter mix of lower margin Japan sales and a greater contribution from non-machine revenues.
Operating Expenses and Other Income/Expense
     Operating expenses totaled $182.0 million for the quarter and $646.6 million for the fiscal year ended September 30, 2006 compared to $135.3 million and $527.0 million in the prior year periods, respectively. Operating expenses increased primarily as a result of additional share-based compensation related to the adoption of SFAS 123R, increased legal and compliance fees, greater investment in systems and game development, and the addition of WagerWorks. Operating expenses included share-based compensation during the current quarter and fiscal year of $10.8 million and $35.3 million, respectively.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

     Certain items affecting comparability in the current quarter included research and development charges of $11.3 million ($7.2 million after tax) related to the buyout of a third party development contract, a legal settlement gain included in other income of $3.9 million ($2.4 million after tax), gain on the sale of our Rapid City, South Dakota facility totaling $2.1 million ($1.3 million after tax), and $2.0 million in unfavorable one-time adjustments to our tax provision.
Cash Flows & Balance Sheet
     IGT generated $624.1 million in operating cash flow on net income of $473.6 million. Operating cash flow decreased 14% from the prior year primarily due to increased receivables, additional prepayments to secure long-term licensing rights, the timing of income tax payments and the current year classification of excess tax benefits from employee stock plans in financing cash flows as a result of SFAS 123R accounting changes. Current year capital expenditures totaled $310.5 million compared to $238.6 million in the prior year, with the increase primarily due to the construction of our Las Vegas campus and growth in our gaming operations installed base.
     Working capital totaled $170.9 million at September 30, 2006 compared to $219.6 million at September 30, 2005. Our zero coupon convertible debentures are classified as current liabilities and included in working capital because the market price condition for convertibility is currently satisfied.
     Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $589.1 million at September 30, 2006 compared to $688.1 million at September 30, 2005. Debt totaled $832.4 million at September 30, 2006 compared to $811.0 million at September 30, 2005.
Capital Deployment
     On September 26, 2006, our Board of Directors declared a quarterly cash dividend of thirteen cents ($0.13) per share, which was paid on October 23, 2006 to shareholders of record on October 9, 2006. The dividend was increased from twelve and one-half cents ($0.125) per share in the previous quarter.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

     IGT repurchased 11.7 million shares in fiscal 2006 for an aggregate cost of $426.7 million. The remaining authorization under the Company’s stock repurchase program totaled 11.4 million shares at September 30, 2006.
     As previously announced on October 17, 2006, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2006 earnings release on Tuesday, November 7, 2006 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:
Domestic callers dial 888-889-4951, passcode IGT
International callers dial 517-308-9004, passcode IGT
     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Wednesday, November 15, 2006.
     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Tuesday, November 7, 2006. This replay will run through Wednesday, November 15, 2006. The access numbers are as follows:
Domestic callers dial 800-664-4216
International callers dial 402-220-0259
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	Our ability to thrive in spite of a sluggish year for new or expanding domestic markets is the result of our industry-leading product development, expansion in non-traditional and international markets, and the commitment of our 5,200 employees worldwide

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:	Patrick Cavanaugh, Executive Director of Investor Relations, 866-296-4232

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	September 30,		September 30,
	2006	2005	2006	2005

(In millions, except per share amounts)

Revenues
Product sales	$304.9	$300.0	$1,260.3	$1,180.9
Gaming operations	333.8	307.6	1,251.4	1,198.5

Total revenues	638.7	607.6	2,511.7	2,379.4

Costs and operating expenses
Cost of product sales	144.9	158.6	618.6	604.3
Cost of gaming operations	136.8	153.3	521.4	584.4
Selling, general and administrative	103.5	81.6	375.5	318.7
Research and development	58.8	34.6	188.5	138.4
Depreciation and amortization	19.7	19.1	82.6	69.9

Total costs and operating expenses	463.7	447.2	1,786.6	1,715.7

Operating income	175.0	160.4	725.1	663.7

Other income (expense), net	10.9	3.4	21.8	17.5

Income before tax	185.9	163.8	746.9	681.2

Income tax provisions	71.0	58.4	273.3	244.7

Net income	$114.9	$105.4	$473.6	$436.5

Basic earnings per share	$0.34	$0.31	$1.41	$1.27
Diluted earnings per share	$0.33	$0.30	$1.34	$1.20

Weighted average shares outstanding
Basic	336.6	340.3	336.8	343.7
Diluted	345.4	365.4	355.8	370.2

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Unaudited Condensed Consolidated Balance Sheets

	September 30,	September 30,
	2006	2005

(In millions)

Assets
Current assets
Cash and equivalents	$294.6	$288.9
Investment securities, at market value	191.7	268.3
Restricted cash and investments	102.8	130.9
Receivables, net	446.8	426.0
Inventories	162.1	142.3
Other	219.5	180.8

Total current assets	1,417.5	1,437.2
Notes and contracts receivable, net	63.1	49.3
Property, plant and equipment, net	469.8	385.2
Jackpot annuity investments	340.2	469.4
Goodwill and intangibles, net	1,352.1	1,377.2
Other assets	260.0	146.1

Total assets	$3,902.7	$3,864.4

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$632.4	$611.0
Accounts payable	115.5	96.7
Jackpot liabilities	170.0	203.9
Accrued income taxes	36.1	14.5
Dividends payable	43.4	42.6
Other accrued liabilities	249.2	248.9

Total current liabilities	1,246.6	1,217.6

Notes payable, net of current maturities	200.0	200.0

Non-current jackpot liabilities	376.7	501.9

Other liabilities	37.4	39.2

Total liabilities	1,860.7	1,958.7

Total stockholders’ equity	2,042.0	1,905.7

Total liabilities and stockholders’ equity	$3,902.7	$3,864.4

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2006	2005

(In millions)

Operations
Net income	$473.6	$436.5
Depreciation, amortization and other non-cash items	303.7	260.4
Changes in operating assets and liabilities:
Receivables	(44.5)	3.9
Inventories	(21.3)	(10.2)
Prepaid and other assets	(39.4)	24.0
Income taxes	(20.0)	25.2
Accounts payable and accrued liabilities	21.4	27.6
Jackpot liabilities	(49.4)	(41.0)

Cash from operations	624.1	726.4

Investing
Capital expenditures	(310.5)	(238.6)
Restricted cash	17.6	11.4
Investment securities, net	74.8	49.7
Jackpot annuity investments, net	27.8	28.1
Investment in unconsolidated affiliates	(56.0)	-
Business acquisitions	(3.9)	(90.6)
Other investing activities	16.2	24.2

Cash from investing	(234.0)	(215.8)

Financing
Debt proceeds (repayments), net	4.8	9.4
Dividends paid	(168.9)	(165.8)
Employee stock plans	125.0	59.5
Share repurchases	(426.7)	(354.7)
Structured share repurchase plan	78.9	(74.0)

Cash from financing	(386.9)	(525.6)

Foreign exchange rates effect on cash	2.5	(3.1)

Net change in cash and equivalents	5.7	(18.1)

Beginning cash and equivalents	288.9	307.0

Ending cash and equivalents	$294.6	$288.9

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Unaudited Supplemental Data

	Quarters Ended		Years Ended
	September 30,		September 30,
Calculation of Earnings Per Share	2006	2005	2006	2005

(In millions, except per share amounts)

Net income	$114.9	$105.4	$473.6	$436.5
Interest expense on convertible debentures, net of tax	—	2.4	4.3	9.5

Diluted EPS Numerator	$114.9	$107.8	$477.9	$446.0

Basic weighted average common shares outstanding	336.6	340.3	336.8	343.7
Dilutive effect of stock options	4.3	4.6	4.4	6.0
Dilutive effect of convertible debentures	4.5	20.5	14.6	20.5

Diluted EPS Denominator	345.4	365.4	355.8	370.2

Basic earnings per share	$0.34	$0.31	$1.41	$1.27
Diluted earnings per share	$0.33	$0.30	$1.34	$1.20

	Quarters Ended		Years Ended
	September 30,		September 30,
Reconciliation of Net Income to Adjusted EBITDA	2006	2005	2006	2005

(In millions)

Net income	$114.9	$105.4	$473.6	$436.5
Income tax provisions	71.0	58.4	273.3	244.7
Other (income) expense, net	(10.9)	(3.4)	(21.8)	(17.5)
Depreciation and amortization	61.6	71.8	235.4	222.2
Share-based compensation	11.2	0.8	37.0	3.7

Adjusted EBITDA	$247.8	$233.0	$997.5	$889.6

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

International Game Technology Reports
Fourth Quarter and Fiscal Year 2006 Results

Unaudited Supplemental Data (continued)

	Years Ended
	September 30,
Calculation of Free Cash Flow	2006	2005

(In millions)

Net cash from operations	$624.1	$726.4
Investment in property, plant and equipment	(83.1)	(48.5)
Investment in gaming operations equipment	(202.9)	(170.8)
Investment in intellectual property	(24.5)	(19.3)

Free Cash Flow before dividends	313.6	487.8

Dividends paid	(168.9)	(165.8)

Free Cash Flow	$144.7	$322.0

     Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.